SYNALLOY CORPORATION
SUBSIDIARY AND DIVISIONAL MANAGEMENT INCENTIVE PLAN

INCENTIVE POOL

A separate incentive pool will be established for the 1998 and subsequent fiscal years for Synalloy's subsidiary and divisional management. The incentive pool will equal ten percent (10%) of the fiscal year's earnings before interest and income taxes (EBIT) in excess of a return on capital. Return on capital will be an amount equal to ten percent (10%) of average equity at the beginning of each quarter of the fiscal year. Equity shall be determined by adding back intercompany debt and environmental reserves to book equity.

DESIGNATED PARTICIPANTS

Designated Participants in this Plan will be limited to officers and other key managers of the Company's subsidiaries and divisions who are designated by the Chief Executive Officer of Synalloy as employees who are responsible for and significantly influence profits.

ALLOCATION OF INCENTIVE POOL

A maximum of thirty percent (30%) of the incentive pool may be distributed to employees who are not Designated Participants in this Plan at the discretion of the Chief Executive Officer of Synalloy. A minimum of sixty percent (60%) of the incentive pool will be paid to Designated Participants pro rata to their salaries. A minimum of ten percent (10%) and a maximum of forty percent (40%) of the incentive pool may be paid to Designated Participants in any proportion as the Chief Executive Officer of Synalloy deems appropriate.

TIME OF PAYMENT

Payments will be made as soon as practical after completion of the annual audit of financial statements for the fiscal year in which the incentive is earned.

ADDITIONAL REQUIREMENTS FOR RECEIPT OF ANY PAYMENT UNDER THIS PLAN

  Employed by the Company at the year-end for which the incentive is earned unless termination of employment results from death, disability or retirement in which case payment will be prorated to cover time worked during the year.

  Also employed at the time of payment unless termination of employment results from involuntary termination, retirement, disability or death between year-end and payment date.

  Designated participants must have entered into an agreement acceptable to the Chief Executive Officer of Synalloy under which they agree not to compete with the Company. for a minimum period of one year after the termination of their employment.

DURATION OF PLAN

The Plan will remain in effect until modified or terminated by the Board of Directors of Synalloy. The Plan will not be changed for a fiscal year after the beginning of such year. Prior to the beginning of a fiscal year, the Board of Directors of Synalloy may modify or cancel this Plan at their sole discretion.